Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-36460 of eOn Communications Corporation (the “Company”) on Form S-8 of our report dated August 29, 2002, which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company’s change in its method of accounting for goodwill and other intangible assets to conform with FASB Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, appearing in this Annual Report on Form 10-K/A of the Company for the year ended July 31, 2004.

/s/ Deloitte & Touche, LLP

Atlanta, Georgia

July 18, 2005